Exhibit 5.1

December 4, 2024

KULR Technology Group, Inc.

555 Forge River Road, Suite 100

Webster, Texas 77598

Re:	Prospectus Supplement to the Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to KULR Technology Group, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-257697) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on July 6, 2021, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on July 13, 2021, relating to the registration by the Company of, among other things, common stock, par value $0.0001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the At-The-Market Offering Agreement dated July 3, 2024 (the “Sales Agreement”) by and between the Company and Craig-Hallum Capital Group LLC (the “Agent”), pursuant to which the Company may offer and sell, from time to time through the Agent up to $46.0 million in shares of Common Stock (the “Shares”), pursuant to the Registration Statement, and the prospectus contained therein as supplemented by the prospectus supplement dated July 3, 2024 and further supplemented by the prospectus supplement dated December 4, 2024, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the federal securities laws of the United States of America and the laws of the state of Delaware. We express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus Supplement and the Sales Agreement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion to the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2024 and which is incorporated by reference in the Registration Statement and the Prospectus Supplement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP